EXHIBIT 99.1

MURPHY OIL CORPORATION ANNOUNCES FOURTH QUARTER AND FULL YEAR 2022 RESULTS, PRELIMINARY YEAR-END 2022 RESERVES,
2023 CAPITAL EXPENDITURE AND PRODUCTION GUIDANCE

Achieved 2022 Debt Reduction Goal of $650 Million While Doubling Dividend,
Grew Oil Volumes 29 Percent From First Quarter to Fourth Quarter 2022,
Completed Khaleesi, Mormont, Samurai Field Development Project With Production Exceeding Expectations,
Delivering 10 Percent Oil Production Growth With 2023 Capital Plan

HOUSTON, Texas, January 26, 2023 – Murphy Oil Corporation (NYSE: MUR) today announced its financial and operating results for the fourth quarter ended December 31, 2022, including net income attributable to Murphy of $199 million, or $1.26 net income per diluted share. Excluding discontinued operations and other items affecting comparability between periods, adjusted net income attributable to Murphy was $173 million, or $1.10 adjusted net income per diluted share.
For the full year 2022, the company recorded net income attributable to Murphy of $965 million, or $6.13 net income per diluted share. Murphy reported adjusted net income, which excludes both the results of discontinued operations and other items affecting comparability between periods, of $881 million, or $5.59 adjusted net income per diluted share.
Unless otherwise noted, the financial and operating highlights and metrics discussed in this commentary exclude noncontrolling interest (NCI). 1
Highlights for the fourth quarter include:
•Redeemed $200 million of 5.75 percent senior notes due 2025
•Completed the Khaleesi, Mormont, Samurai field development project with seven wells brought online

Highlights for full year 2022 include:
•Generated net income of $965 million, with $2.2 billion of net cash provided by continuing operations
•Produced 167 thousand barrels of oil equivalent per day (MBOEPD) with 29 percent growth in oil volumes from first quarter 2022 to fourth quarter 2022
•Initiated production above expectations and ahead of schedule from the Khaleesi, Mormont, Samurai field development project
•Acquired additional highly accretive working interests in non-operated Lucius and Kodiak fields for $129 million
•Introduced and successfully implemented capital allocation framework, focusing on increasing shareholder returns tied to targeted debt reduction goals
•Doubled the quarterly cash dividend since fourth quarter 2021 to $1.00 per share annualized
•Completed Murphy 1.0 of capital allocation framework, reducing debt by 26 percent, or $650 million, to $1.82 billion at year-end 2022
•Maintained reserve life of more than 11 years with total proved reserves of 697 million barrels of oil equivalent (MMBOE)
•Continued environmental excellence with second year of zero recordable spills
Subsequent to the fourth quarter:
•Announced an additional 10 percent increase of quarterly cash dividend to $0.275 per share, or $1.10 per share annualized
“I am proud of all we accomplished at Murphy in 2022. Our meaningful progress and consistent execution were particularly evident in our offshore business, as we completed the initial phase of the Khaleesi, Mormont, Samurai field development project with production exceeding expectations throughout the year,” said Roger W. Jenkins, President and Chief Executive Officer. “Our disciplined spending, coupled with higher realized oil prices, enabled us to increase our long-standing dividend, achieve our debt reduction goal and position the company for the second phase of our capital allocation framework, Murphy 2.0. As we look ahead to 2023 and continue building on the momentum of 2022, we remain confident in our strong operational capabilities and financial positioning.”

FOURTH QUARTER 2022 RESULTS
The company recorded net income attributable to Murphy of $199 million, or $1.26 net income per diluted share, for the fourth quarter 2022. Adjusted net income, which excludes both the results of discontinued operations and certain other items that affect comparability of results between periods, was $173 million, or $1.10 adjusted net income per diluted share for the same period. Adjusted net income primarily includes the following after-tax increases of $60 million non-cash mark-to-market gain on derivative instruments and $16 million non-cash mark-to-market gain on contingent consideration, and after-tax losses of $24 million in asset retirement obligations and an $18 million write-off of previously suspended exploration wells. Details for fourth quarter results and an adjusted net income reconciliation can be found in the attached schedules.
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) attributable to Murphy was $466 million. Adjusted earnings before interest, tax, depreciation, amortization and exploration expenses (EBITDAX) attributable to Murphy was $527 million. Details for fourth quarter EBITDA, EBITDAX, adjusted EBITDA and adjusted EBITDAX reconciliations can be found in the attached schedules.
Fourth quarter production averaged 173.6 MBOEPD and consisted of 56 percent oil volumes, or 97.0 thousand barrels of oil per day (MBOPD). Production in the quarter was impacted by 1.5 MBOEPD of primarily non-operated unplanned Gulf of Mexico downtime, 1.2 MBOEPD of winter weather impacts and 1.2 MBOEPD due to lower performance in the Tupper Montney. Details for fourth quarter production can be found in the attached schedules.
FULL YEAR 2022 RESULTS
The company recorded net income attributable to Murphy of $965 million, or $6.13 net income per diluted share, for the full year 2022. The company reported adjusted net income, which excludes both the results of discontinued operations and certain other items that affect comparability of results between periods, of $881 million, or $5.59 adjusted net income per diluted share for the same period. Adjusted net income primarily includes the following after-tax increase of $170 million non-cash mark-to-market gain on derivative instruments, and after-tax decreases of $62 million non-cash mark-to-market loss on contingent consideration and $24 million asset retirement obligation losses. Details for full year 2022 results and an adjusted net income reconciliation can be found in the attached schedules.

Adjusted EBITDA attributable to Murphy was $2.1 billion. Adjusted EBITDAX attributable to Murphy was $2.2 billion. Details for full year 2022 EBITDA, EBITDAX, adjusted EBITDA and adjusted EBITDAX reconciliations can be found in the attached schedules.
Production for full year 2022 averaged 167.0 MBOEPD and consisted of 54 percent oil volumes, or 89.9 MBOPD, with 29 percent growth in oil volumes from first quarter 2022 to fourth quarter 2022. Accrued capital expenditures (CAPEX) for full year 2022 totaled $1,016 million, excluding NCI, acquisitions and acquisition-related CAPEX. Details for full year 2022 production and CAPEX can be found in the attached tables.
FINANCIAL POSITION
As previously announced, during the fourth quarter Murphy entered into a new $800 million senior unsecured credit facility. The credit facility matures in November 2027 and was undrawn as of December 31, 2022. During the quarter, Murphy also redeemed $200 million of 5.75 percent senior notes due 2025.
Murphy had approximately $1.2 billion of liquidity as of December 31, 2022, comprised of the $800 million credit facility and $492 million of cash and cash equivalents, inclusive of NCI. The company’s total debt was $1.82 billion as of December 31, 2022, and consisted of long-term, fixed-rate notes with a weighted average maturity of 7.7 years and a weighted average coupon of 6.2 percent.
In 2022, Murphy reduced total debt by 26 percent since year-end 2021, thereby achieving its $650 million debt reduction goal while lowering annual interest obligations by approximately $42 million. The company’s steady focus on delevering has reduced total debt by 40 percent or $1.2 billion since year-end 2020.
YEAR-END 2022 PROVED RESERVES
After producing 61 MMBOE for the year, Murphy’s preliminary year-end 2022 proved reserves were 697 MMBOE, consisting of 41 percent oil and 47 percent liquids. Total proved reserves were essentially flat from year-end 2021 with a total reserve replacement of 98 percent.
The company maintained a solid reserve life of more than 11 years with 60 percent proved developed reserves.

2022 Proved Reserves – Preliminary *
Category	Net Oil (MMBBL)	Net NGLs (MMBBL)	Net Gas (BCF)	Net Equiv. (MMBOE)
Proved Developed (PD)	195	29	1,179	421
Proved Undeveloped (PUD)	92	12	1,035	276
Total Proved	287	41	2,214	697
* Proved reserves exclude noncontrolling interest and are based on preliminary year-end 2022 third-party audited volumes using SEC pricing.

OPERATIONS SUMMARY
Onshore
In the fourth quarter of 2022, the onshore business produced approximately 87 MBOEPD, which included 36 percent liquids volumes. Onshore production increased 11 percent since first quarter 2022.
Eagle Ford Shale – Production averaged 32 MBOEPD with 70 percent oil volumes and 85 percent liquids volumes. Two non-operated wells were brought online in Karnes late in the fourth quarter.
Tupper Montney – Natural gas production averaged 288 million cubic feet per day (MMCFD) in the fourth quarter.
Kaybob Duvernay – Production averaged 5 MBOEPD with 72 percent liquids volumes during the fourth quarter.
Offshore
Excluding NCI, the offshore business produced just over 86 MBOEPD for the fourth quarter, which included 82 percent oil. Total offshore production excluding NCI increased nearly 40 percent since first quarter 2022.
Gulf of Mexico – Production averaged approximately 84 MBOEPD, consisting of 81 percent oil during the fourth quarter. Murphy brought online two operated wells in the Samurai field during the fourth quarter, thereby completing the initial phase of the Khaleesi, Mormont, Samurai field development project. The company continues to achieve an average 97 percent uptime at the Murphy-operated King’s Quay floating production system since production commenced in April 2022. Also during the fourth quarter, Murphy’s operating partner brought online the Lucius #10 (Keathley Canyon 919) well.

Canada – Production averaged nearly 3 MBOEPD in the fourth quarter, consisting of 100 percent oil. The asset life extension project is ongoing for the non-operated Terra Nova floating, production, storage and offloading vessel, which is anticipated to return to production in second quarter 2023.
EXPLORATION
Gulf of Mexico – During the fourth quarter, Murphy as operator spud the Oso-1 (Atwater Valley 138) exploration well, with drilling ongoing in the first quarter 2023. Additionally, in conjunction with a Gulf of Mexico lease expiration in the fourth quarter 2022, Murphy wrote off previously suspended exploration well costs of $18 million after tax.
Mexico – As previously announced, Murphy as operator concluded drilling the Tulum-1EXP exploration well in Block 5 in the Salina Basin. The well did not find commercial hydrocarbons. Murphy plugged and abandoned the well and the partnership is evaluating the results. The net well cost of $22 million was fully expensed in the fourth quarter.
2023 CAPITAL EXPENDITURE AND PRODUCTION GUIDANCE
The 2023 CAPEX plan is expected to be in the range of $875 million to $1.025 billion. Full year 2023 production is expected to be in the range of 175.5 to 183.5 MBOEPD, consisting of approximately 99 MBOPD oil and 109 MBOEPD liquids volumes, equating to 55 percent oil and 61 percent liquids volumes, respectively. This reflects a 10 percent increase in oil volumes and 7 percent increase in total volumes from full year 2022.
Production for first quarter 2023 is estimated to be in the range of 161 to 169 MBOEPD with 92 MBOPD, or 56 percent, oil volumes. This range is impacted by planned downtime of approximately 7.1 MBOEPD, consisting of 2.0 MBOEPD of operated offshore downtime, 2.5 MBOEPD of non-operated offshore downtime and 2.6 MBOEPD of onshore downtime. Both production and CAPEX guidance ranges exclude Gulf of Mexico NCI.

2023 CAPEX by Quarter ($ MMs)
1Q 2023E	2Q 2023E	3Q 2023E	4Q 2023E	FY 2023E
$380	$305	$155	$110	$950
Accrual CAPEX, based on midpoint of guidance range and excluding NCI.
“Consistent with prior years, our capital spending program is more heavily weighted to the first half of 2023, enabling Murphy to maximize annual production and free cash flow. Further, we expect lower capital spending than in 2022, while increasing overall production and more notably, oil production as compared to 2022. We continue to maintain capital discipline across the business and execute on our capital allocation framework to further strengthen our balance sheet and provide enhanced shareholder returns,” stated Jenkins.
The table below illustrates the capital allocation by area.

2023 Capital Expenditure Guidance
Area	Total CAPEX $ MMs	Percent of Total CAPEX
Gulf of Mexico	$335	35
US Onshore	$325	34
Canada Onshore	$130	14
Exploration	$100	11
Canada Offshore	$30	3
Other	$30	3
Murphy plans to spend approximately $335 million of 2023 CAPEX in the Gulf of Mexico for development drilling and field development projects, including executing three operated subsea tiebacks and three non-operated subsea tiebacks, and advancing the non-operated St. Malo waterflood project prior to its completion in early 2024.
Murphy has allocated $325 million of 2023 CAPEX to the Eagle Ford Shale. This includes $250 million to drill 25 wells and bring online 35 operated wells, as well as drill 11 wells and bring online 17 non-operated wells. The remaining $75 million is allotted to support field development.
The company plans to spend $130 million of its 2023 CAPEX in Canada onshore. Approximately $100 million is allocated to the Tupper Montney to drill 14 wells and bring online 16 operated wells, and the remaining $30 million supports field development in Tupper Montney and Kaybob Duvernay.

The table below details the 2023 onshore well delivery plan by quarter.

2023 Onshore Wells Online
	1Q 2023	2Q 2023	3Q 2023	4Q 2023	2023 Total
Eagle Ford Shale	10	17	8	-	35
Kaybob Duvernay	-	-	-	-	-
Tupper Montney	5	3	8	-	16
Non-Op Eagle Ford Shale	7	2	4	4	17
Non-Op Placid Montney	-	-	-	-	-
Note: All well counts are shown gross. Eagle Ford Shale non-operated working interest averages 21 percent.
Approximately $30 million of CAPEX is allocated to Canada offshore, with $18 million for non-operated Hibernia development drilling, as well as $12 million for non-operated Terra Nova for field development ahead of returning to production in the second quarter 2023.
Murphy has allocated $100 million to its 2023 exploration program, with the majority of spending designated for drilling operated exploration wells in the Gulf of Mexico.
Other capital of approximately $30 million, or 3 percent of CAPEX, consists primarily of capitalized interest costs and corporate CAPEX.
“Along with supporting an increased quarterly dividend to our valued shareholders, Murphy is positioned for another successful year with capital spending primarily allocated to high-returning, oil-weighted Gulf of Mexico and Eagle Ford Shale assets. At current commodity prices, our 2023 capital and production plans position us to progress into Murphy 2.0 of our capital allocation framework, which allocates 75 percent of adjusted free cash flow to debt reduction and 25 percent to enhanced shareholder returns,” stated Jenkins.
Detailed guidance for the first quarter and full year 2023 is contained in the following schedules.
FIXED PRICE FORWARD SALES CONTRACTS
Murphy maintains fixed price forward sales contracts tied to AECO pricing points to lessen its dependence on variable AECO prices. These contracts are for physical delivery of natural gas volumes at a fixed price, with no mark-to-market income adjustments. Details for the current fixed price contracts can be found in the attached schedules.

CONFERENCE CALL AND WEBCAST SCHEDULED FOR JANUARY 26, 2023
Murphy will host a conference call to discuss fourth quarter 2022 financial and operating results on Thursday, January 26, 2023, at 9:00 a.m. EST. The call can be accessed either via the Internet through the Investor Relations section of Murphy Oil’s website at http://ir.murphyoilcorp.com or via the telephone by dialing toll free 1-888-886-7786, reservation number 99312590.
FINANCIAL DATA
Summary financial data and operating statistics for fourth quarter 2022, with comparisons to the same period from the previous year, are contained in the following schedules. Additionally, a schedule indicating the impacts of items affecting comparability of results between periods, a reconciliation of EBITDA, EBITDAX, adjusted EBITDA and adjusted EBITDAX between periods, as well as guidance for the first quarter and full year 2023, are also included.
1In accordance with GAAP, Murphy reports the 100 percent interest, including a 20 percent noncontrolling interest (NCI), in its subsidiary, MP Gulf of Mexico, LLC (MP GOM). The GAAP financials include the NCI portion of revenue, costs, assets and liabilities and cash flows. Unless otherwise noted, the financial and operating highlights and metrics discussed in this news release, but not the accompanying schedules, exclude the NCI, thereby representing only the amounts attributable to Murphy.
CAPITAL ALLOCATION FRAMEWORK
This news release contains references to the company’s capital allocation framework and adjusted free cash flow. As previously disclosed, the capital allocation framework defines Murphy 1.0 as when long-term debt exceeds $1.8 billion. At this time, adjusted free cash flow is allocated to long-term debt reduction while the company continues to support the quarterly dividend. The company reaches Murphy 2.0 when long-term debt is between $1.0 billion and $1.8 billion. At this time, approximately 75 percent of adjusted free cash flow is allocated to debt reduction, with the remaining 25 percent distributed to shareholders through share buybacks and potential dividend increases. When long-term debt is at or below $1.0 billion, the company is in Murphy 3.0 and begins allocating 50 percent of adjusted free cash flow to the balance sheet, with a minimum of 50 percent of adjusted free cash flow allocated to share buybacks and potential dividend increases.

Adjusted free cash flow is defined as cash flow from operations before working capital change, less capital expenditures, distributions to NCI and projected payments, quarterly dividend and accretive acquisitions
ABOUT MURPHY OIL CORPORATION
As an independent oil and natural gas exploration and production company, Murphy Oil Corporation believes in providing energy that empowers people by doing right always, staying with it and thinking beyond possible. Murphy challenges the norm, taps into its strong legacy and uses its foresight and financial discipline to deliver inspired energy solutions. Murphy sees a future where it is an industry leader who is positively impacting lives for the next 100 years and beyond. Additional information can be found on the company’s website at www.murphyoilcorp.com.
FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified through the inclusion of words such as “aim”, “anticipate”, “believe”, “drive”, “estimate”, “expect”, “expressed confidence”, “forecast”, “future”, “goal”, “guidance”, “intend”, “may”, “objective”, “outlook”, “plan”, “position”, “potential”, “project”, “seek”, “should”, “strategy”, “target”, “will” or variations of such words and other similar expressions. These statements, which express management’s current views concerning future events, results and plans, are subject to inherent risks, uncertainties and assumptions (many of which are beyond our control) and are not guarantees of performance. In particular, statements, express or implied, concerning the company’s future operating results or activities and returns or the company's ability and decisions to replace or increase reserves, increase production, generate returns and rates of return, replace or increase drilling locations, reduce or otherwise control operating costs and expenditures, generate cash flows, pay down or refinance indebtedness, achieve, reach or otherwise meet initiatives, plans, goals, ambitions or targets with respect to emissions, safety matters or other ESG (environmental/social/governance) matters, or pay and/or increase dividends or make share repurchases and other capital allocation decisions are forward-looking statements. Factors that could cause one or more of these future events, results or plans not to occur as implied by any forward-looking statement, which consequently could cause actual results or activities to differ materially from the expectations expressed or implied by such forward-looking statements, include, but are not limited to: macro conditions in the oil
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and gas industry, including supply/demand levels, actions taken by major oil exporters and the resulting impacts on commodity prices; increased volatility or deterioration in the success rate of our exploration programs or in our ability to maintain production rates and replace reserves; reduced customer demand for our products due to environmental, regulatory, technological or other reasons; adverse foreign exchange movements; political and regulatory instability in the markets where we do business; the impact on our operations or market of health pandemics such as COVID-19 and related government responses; other natural hazards impacting our operations or markets; any other deterioration in our business, markets or prospects; any failure to obtain necessary regulatory approvals; any inability to service or refinance our outstanding debt or to access debt markets at acceptable prices; or adverse developments in the U.S. or global capital markets, credit markets or economies in general. For further discussion of factors that could cause one or more of these future events or results not to occur as implied by any forward-looking statement, see “Risk Factors” in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K that we file, available from the SEC’s website and from Murphy Oil Corporation’s website at http://ir.murphyoilcorp.com. Investors and others should note that we may announce material information using SEC filings, press releases, public conference calls, webcasts and the investors page of our website. We may use these channels to distribute material information about the company, therefore we encourage investors, the media, business partners and others interested in our company to review the information we post on our website. Murphy Oil Corporation undertakes no duty to publicly update or revise any forward-looking statements.
NON-GAAP FINANCIAL MEASURES
This news release contains certain non-GAAP financial measures that management believes are useful tools for internal use and the investment community in evaluating Murphy Oil Corporation’s overall financial performance. These non-GAAP financial measures are broadly used to value and compare companies in the crude oil and natural gas industry. Not all companies define these measures in the same way. In addition, these non-GAAP financial measures are not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures. Please see the attached schedules for reconciliations of the differences between the non-GAAP financial measures used in this news release and the most directly comparable GAAP financial measures.
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RESERVE REPORTING TO THE SECURITIES EXCHANGE COMMISSION
The SEC requires oil and natural gas companies, in their filings with the SEC, to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We may use certain terms in this news release, such as “resource”, “gross resource”, “recoverable resource”, “net risked PMEAN resource”, “recoverable oil”, “resource base”, “EUR” or “estimated ultimate recovery” and similar terms that the SEC’s rules prohibit us from including in filings with the SEC. The SEC permits the optional disclosure of probable and possible reserves; however, we have not disclosed the company’s probable and possible reserves in our filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our most recent Annual Report on Form 10-K filed with the SEC and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K that we file, available from the SEC’s website and from Murphy Oil Corporation’s website at http://ir.murphyoilcorp.com.
Investor Contacts:
Kelly Whitley, kelly_whitley@murphyoilcorp.com, 281-675-9107
Megan Larson, megan_larson@murphyoilcorp.com, 281-675-9470
Nathan Shanor, Nathan_shanor@murphyoilcorp.com, 713-941-9576

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MURPHY OIL CORPORATION
SUMMARIZED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Thousands of dollars, except per share amounts)	2022	2021	2022	2021
Revenues and other income
Revenue from production	$936,715	762,310	$4,038,451	2,801,215
Sales of purchased natural gas	49,404	—	181,689	—
Total revenue from sales to customers	986,119	762,310	4,220,140	2,801,215
Loss on derivative instruments	(11,756)	(26,056)	(320,410)	(525,850)
Gain on sale of assets and other income	856	2,699	32,932	23,916
Total revenues and other income	975,219	738,953	3,932,662	2,299,281
Costs and expenses
Lease operating expenses	196,455	135,838	679,342	539,546
Severance and ad valorem taxes	9,672	8,997	57,012	41,212
Transportation, gathering and processing	60,492	49,832	212,711	187,028
Costs of purchased natural gas	46,733	—	171,991	—
Exploration expenses, including undeveloped lease amortization	60,989	19,204	133,197	69,044
Selling and general expenses	41,114	36,124	131,121	121,950
Depreciation, depletion and amortization	202,316	179,733	776,817	795,105
Accretion of asset retirement obligations	11,518	11,759	46,243	46,613
Other operating expense (income)	21,792	(37,564)	137,518	21,052
Impairment of assets	—	25,000	—	196,296
Total costs and expenses	651,081	428,923	2,345,952	2,017,846
Operating income from continuing operations	324,138	310,030	1,586,710	281,435
Other income (loss)
Other (expense) income	(6,804)	(5,312)	14,310	(16,771)
Interest expense, net	(34,657)	(43,374)	(150,759)	(221,773)
Total other loss	(41,461)	(48,686)	(136,449)	(238,544)
Income from continuing operations before income taxes	282,677	261,344	1,450,261	42,891
Income tax expense (benefit)	61,890	56,636	309,464	(5,862)
Income from continuing operations	220,787	204,708	1,140,797	48,753
Loss from discontinued operations, net of income taxes	(162)	(625)	(2,078)	(1,225)
Net income including noncontrolling interest	220,625	204,083	1,138,719	47,528
Less: Net income attributable to noncontrolling interest	21,227	35,683	173,672	121,192
NET INCOME (LOSS) ATTRIBUTABLE TO MURPHY	$199,398	168,400	$965,047	(73,664)

INCOME (LOSS) PER COMMON SHARE – BASIC
Continuing operations	$1.28	1.09	$6.23	(0.47)
Discontinued operations	—	—	(0.01)	(0.01)
Net income (loss)	$1.28	1.09	$6.22	(0.48)

INCOME (LOSS) PER COMMON SHARE – DILUTED
Continuing operations	$1.26	1.08	$6.14	(0.47)
Discontinued operations	—	—	(0.01)	(0.01)
Net income (loss)	$1.26	1.08	$6.13	(0.48)
Cash dividends per Common share	$0.250	0.125	0.825	0.50
Average Common shares outstanding (thousands)
Basic	155,460	154,457	155,277	154,291
Diluted	157,675	156,586	157,475	154,291

MURPHY OIL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Thousands of dollars)	2022	2021	2022	2021
Operating Activities
Net income including noncontrolling interest	$220,625	204,083	$1,138,719	47,528
Adjustments to reconcile net income to net cash provided by continuing operations activities
Loss from discontinued operations	162	625	2,078	1,225
Depreciation, depletion and amortization	202,316	179,733	776,817	795,105
Unsuccessful exploration well costs and previously suspended exploration costs	46,861	(560)	82,085	17,339
Amortization of undeveloped leases	2,649	5,053	13,300	18,925
Accretion of asset retirement obligations	11,518	11,759	46,243	46,613
Deferred income tax (benefit) expense	78,974	61,003	286,079	(4,146)
Mark to market (gain) loss on contingent consideration	(20,166)	(41,964)	78,285	63,147
Mark to market (gain) loss on crude contracts	(76,081)	(116,384)	(214,788)	112,113
Long-term non-cash compensation	31,634	21,302	89,246	63,382
Impairment of assets	—	25,000	—	196,296
Loss (gain) from sale of assets	972	—	(17,899)	—
Net (increase) decrease in noncash working capital	(5,854)	1,127	(65,728)	118,457
Other operating activities, net	7,908	(19,897)	(34,193)	(53,821)
Net cash provided by continuing operations activities	501,518	330,880	2,180,244	1,422,163
Investing Activities
Property additions and dry hole costs [1]	(184,593)	(106,249)	(985,461)	(650,235)
Acquisition of oil and gas properties [1]	(2,936)	—	(128,538)	(20,244)
Proceeds from sales of property, plant and equipment	6,657	465	4,528	270,503
Property additions for King's Quay FPS	—	—	—	(17,734)
Net cash (required) by investing activities	(180,872)	(105,784)	(1,109,471)	(417,710)
Financing Activities
Borrowings on revolving credit facility	100,000	—	400,000	165,000
Repayment of revolving credit facility	(100,000)	—	(400,000)	(365,000)
Retirement of debt	(201,675)	(150,000)	(647,707)	(876,358)
Debt issuance, net of cost	—	—	—	541,913
Early redemption of debt cost	(2,876)	(2,579)	(8,295)	(39,335)
Distributions to noncontrolling interest	(37,765)	(36,637)	(183,038)	(137,517)
Contingent consideration payment	—	—	(81,742)	—
Issue costs of debt facility	(14,353)	—	(14,353)	—
Cash dividends paid	(38,865)	(19,308)	(128,219)	(77,204)
Withholding tax on stock-based incentive awards	(294)	(236)	(17,632)	(5,209)
Capital lease obligation payments	(161)	(160)	(636)	(803)
Net cash (required) by financing activities	(295,989)	(208,920)	(1,081,622)	(794,513)
Cash Flows from Discontinued Operations
Operating activities	—	—	(14,500)	—
Net cash (required) by discontinued operations	—	—	(14,500)	—
Effect of exchange rate changes on cash and cash equivalents	1,307	(59)	(3,873)	638
Net increase (decrease) in cash and cash equivalents	25,964	16,117	(29,222)	210,578
Cash and cash equivalents at beginning of period	465,998	505,067	521,184	310,606
Cash and cash equivalents at end of period	$491,962	521,184	$491,962	521,184
1 Certain prior-period amounts have been reclassified to conform to the current period presentation.

MURPHY OIL CORPORATION
SCHEDULE OF ADJUSTED NET INCOME (LOSS) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Millions of dollars, except per share amounts)	2022	2021	2022	2021
Net income (loss) attributable to Murphy (GAAP)	$199.4	168.4	$965.0	(73.7)
Discontinued operations loss	0.2	0.6	2.1	1.2
Net income (loss) from continuing operations	199.6	169.0	967.1	(72.5)
Adjustments (after tax):
Mark-to-market (gain) loss on derivative instruments	(60.1)	(91.9)	(169.6)	88.6
Mark-to-market (gain) loss on contingent consideration	(15.9)	(33.1)	61.6	49.9
Asset retirement obligation losses (gains)	24.2	—	24.2	(53.6)
Write-off of previously suspended exploration wells	17.9	—	17.9	—
Foreign exchange loss (gain)	4.3	0.4	(17.2)	(0.7)
Loss (gain) on sale of assets	0.6	—	(11.3)	—
Early redemption of debt cost	2.7	2.7	8.1	34.6
Impairment of assets	—	23.5	—	151.5
Tax benefits on investments in foreign areas	—	(8.9)	—	(8.9)
Unutilized rig charges	—	0.2	—	6.9
Charges related to Kings Quay transaction	—	—	—	3.9
Total adjustments after taxes	(26.3)	(107.1)	(86.3)	272.2
Adjusted net income from continuing operations attributable to Murphy (Non-GAAP)	$173.3	61.9	$880.8	199.7

Adjusted net income from continuing operations per average diluted share (Non-GAAP)	$1.10	0.40	$5.59	1.29
Non-GAAP Financial Measures
Presented above is a reconciliation of Net income (loss) to Adjusted net income from continuing operations attributable to Murphy.  Adjusted net income excludes certain items that management believes affect the comparability of results between periods.  Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and relative to its industry competitors.  Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s financial results.  Adjusted net income is a non-GAAP financial measure and should not be considered a substitute for Net income (loss) as determined in accordance with accounting principles generally accepted in the United States of America.
Amounts shown above as reconciling items between Net income (loss) and Adjusted net income are presented net of applicable income taxes based on the estimated statutory rate in the applicable tax jurisdiction.  The pretax and income tax impacts for adjustments shown above are as follows by area of operations and exclude the share attributable to non-controlling interests.

	Three Months Ended December 31, 2022			Year Ended December 31, 2022
(Millions of dollars)	Pretax	Tax	Net	Pretax	Tax	Net
Exploration & Production:
United States	$34.1	(7.3)	26.8	$117.3	(24.9)	92.4
Corporate	(66.9)	13.8	(53.1)	(227.5)	48.8	(178.7)
Total adjustments	$(32.8)	6.5	(26.3)	$(110.2)	23.9	(86.3)

MURPHY OIL CORPORATION
SCHEDULE OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION
AND AMORTIZATION (EBITDA)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Millions of dollars, except per barrel of oil equivalents sold)	2022	2021	2022	2021
Net income (loss) attributable to Murphy (GAAP)	$199.4	168.4	$965.0	(73.7)
Income tax expense (benefit)	61.9	56.6	309.5	(5.9)
Interest expense, net	34.7	43.4	150.8	221.8
Depreciation, depletion and amortization expense ¹	195.7	172.2	748.2	760.6
EBITDA attributable to Murphy (Non-GAAP)	$491.7	440.6	$2,173.5	902.8
Mark-to-market (gain) loss on derivative instruments	(76.0)	(116.4)	(214.7)	112.1
Mark-to-market (gain) loss on contingent consideration	(20.2)	(41.9)	78.3	63.2
Asset retirement obligation losses (gains)	30.8	—	30.8	(71.8)
Write-off of previously suspended exploration wells	22.7	—	22.7	—
Accretion of asset retirement obligations ¹	10.2	10.3	40.9	41.1
Foreign exchange loss (gain)	5.7	0.5	(23.0)	(1.0)
Loss (gain) on sale of assets ¹	0.7	—	(14.5)	—
Discontinued operations loss	0.2	0.6	2.1	1.2
Impairment of assets	—	25.0	—	196.3
Unutilized rig charges	—	0.2	—	8.7
Adjusted EBITDA attributable to Murphy (Non-GAAP)	$465.8	318.9	$2,096.1	1,252.6

Total barrels of oil equivalents sold from continuing operations attributable to Murphy (thousands of barrels)	15,864	13,939	60,837	57,476

Adjusted EBITDA per barrel of oil equivalents sold	$29.36	22.88	$34.45	21.79
1 Depreciation, depletion, and amortization expense, loss (gain) on sale of assets and accretion of asset retirement obligations used in the computation of Adjusted EBITDA exclude the portion attributable to the non-controlling interest (NCI).
Non-GAAP Financial Measures
Presented above is a reconciliation of Net income (loss) to Earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted EBITDA.  Management believes EBITDA and adjusted EBITDA are important information to provide because they are used by management to evaluate the Company’s operational performance and trends between periods and relative to its industry competitors.  Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s financial results.  EBITDA and adjusted EBITDA are non-GAAP financial measures and should not be considered a substitute for Net income (loss) or Cash provided by operating activities as determined in accordance with accounting principles generally accepted in the United States of America.
Presented above is adjusted EBITDA per barrel of oil equivalent sold. Management believes adjusted EBITDA per barrel of oil equivalent sold is important information because it is used by management to evaluate the Company’s profitability of one barrel of oil equivalent sold in that period.   Adjusted EBITDA per barrel of oil equivalent sold is a non-GAAP financial metric.

MURPHY OIL CORPORATION
SCHEDULE OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION
AND AMORTIZATION AND EXPLORATION (EBITDAX)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Millions of dollars, except per barrel of oil equivalents sold)	2022	2021	2022	2021
Net income (loss) attributable to Murphy (GAAP)	$199.4	168.4	$965.0	(73.7)
Income tax expense (benefit)	61.9	56.6	309.5	(5.9)
Interest expense, net	34.7	43.4	150.8	221.8
Depreciation, depletion and amortization expense ¹	195.7	172.2	748.2	760.6
EBITDA attributable to Murphy (Non-GAAP)	491.7	440.6	2,173.5	902.8
Exploration expenses	61.0	19.2	133.2	69.0
EBITDAX attributable to Murphy (Non-GAAP)	552.7	459.8	2,306.7	971.8
Mark-to-market (gain) loss on derivative instruments	(76.0)	(116.4)	(214.7)	112.1
Mark-to-market (gain) loss on contingent consideration	(20.2)	(41.9)	78.3	63.2
Asset retirement obligation losses (gains)	30.8	—	30.8	(71.8)
Write-off of previously suspended exploration wells	22.7	—	22.7	—
Accretion of asset retirement obligations ¹	10.2	10.3	40.9	41.1
Foreign exchange loss (gain)	5.7	0.5	(23.0)	(1.0)
Loss (gain) on sale of assets ¹	0.7	—	(14.5)	—
Discontinued operations loss	0.2	0.6	2.1	1.2
Impairment of assets	—	25.0	—	196.3
Unutilized rig charges	—	0.2	—	8.7
Adjusted EBITDAX attributable to Murphy (Non-GAAP)	$526.8	$338.1	$2,229.3	$1,321.6

Total barrels of oil equivalents sold from continuing operations attributable to Murphy (thousands of barrels)	15,864	13,939	60,837	57,476

Adjusted EBITDAX per barrel of oil equivalents sold	$33.21	24.26	$36.64	22.99
1 Depreciation, depletion, and amortization expense, loss (gain) on sale of assets and accretion of asset retirement obligations used in the computation of adjusted EBITDAX exclude the portion attributable to the non-controlling interest (NCI).
Non-GAAP Financial Measures
Presented above is a reconciliation of Net income (loss) to Earnings before interest, taxes, depreciation and amortization, and exploration expenses (EBITDAX) and adjusted EBITDAX. Management believes EBITDAX and adjusted EBITDAX are important information to provide because they are used by management to evaluate the Company’s operational performance and trends between periods and relative to its industry competitors.  Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s financial results.  EBITDAX and adjusted EBITDAX are non-GAAP financial measures and should not be considered a substitute for Net income (loss) or Cash provided by operating activities as determined in accordance with accounting principles generally accepted in the United States of America.
Presented above is adjusted EBITDAX per barrel of oil equivalent sold. Management believes adjusted EBITDAX per barrel of oil equivalent sold is important information because it is used by management to evaluate the Company’s profitability of one barrel of oil equivalent sold in that period.  Adjusted EBITDAX per barrel of oil equivalent sold is a non-GAAP financial metric.

MURPHY OIL CORPORATION
FUNCTIONAL RESULTS OF OPERATIONS (unaudited)

	Three Months Ended December 31, 2022		Three Months Ended December 31, 2021
(Millions of dollars)	Revenues	Income (Loss)	Revenues	Income (Loss)
Exploration and production
United States [1]	$802.0	296.0	$633.1	284.5
Canada	180.6	22.9	127.1	21.6
Other	4.3	(23.5)	4.9	(11.0)
Total exploration and production	986.9	295.4	765.1	295.1
Corporate	(11.7)	(74.6)	(26.1)	(90.4)
Continuing operations	975.2	220.8	739.0	204.7
Discontinued operations, net of tax	—	(0.2)	—	(0.6)
Total including noncontrolling interest	$975.2	220.6	$739.0	204.1
Net income attributable to Murphy		199.4		168.4

	Year Ended December 31, 2022		Year Ended December 31, 2021
(Millions of dollars)	Revenues	Income (Loss)	Revenues	Income (Loss)
Exploration and production
United States [1]	$3,461.2	1,521.9	$2,337.5	766.3
Canada	762.9	134.2	476.3	(16.1)
Other	23.0	(77.0)	4.9	(33.5)
Total exploration and production	4,247.1	1,579.1	2,818.7	716.7
Corporate	(314.4)	(438.3)	(519.4)	(668.0)
Continuing operations	3,932.7	1,140.8	2,299.3	48.7
Discontinued operations, net of tax	—	(2.1)	—	(1.2)
Total including noncontrolling interest	$3,932.7	1,138.7	$2,299.3	47.5
Net income (loss) attributable to Murphy		965.0		(73.7)
1 Includes results attributable to a noncontrolling interest in MP Gulf of Mexico, LLC (MP GOM).

MURPHY OIL CORPORATION
OIL AND GAS OPERATING RESULTS (unaudited)
THREE MONTHS ENDED DECEMBER 31, 2022, AND 2021

(Millions of dollars)	United States [1]	Canada	Other	Total
Three Months Ended December 31, 2022
Oil and gas sales and other operating revenues	$802.0	131.2	4.3	937.5
Sales of purchased natural gas	—	49.4	—	49.4
Lease operating expenses	154.5	41.7	0.3	196.5
Severance and ad valorem taxes	9.3	0.3	—	9.6
Transportation, gathering and processing	42.2	18.3	—	60.5
Costs of purchased natural gas	—	46.7	—	46.7
Depreciation, depletion and amortization	167.4	30.8	1.0	199.2
Accretion of asset retirement obligations	9.2	2.3	—	11.5
Exploration expenses
Dry holes and previously suspended exploration costs	23.5	—	23.4	46.9
Geological and geophysical	4.6	0.1	0.4	5.1
Other exploration	1.6	0.1	4.6	6.3
	29.7	0.2	28.4	58.3
Undeveloped lease amortization	2.0	—	0.6	2.6
Total exploration expenses	31.7	0.2	29.0	60.9
Selling and general expenses	6.3	7.8	(4.3)	9.8
Other	15.9	5.9	2.1	23.9
Results of operations before taxes	365.5	26.6	(23.8)	368.3
Income tax provisions	69.5	3.7	(0.3)	72.9
Results of operations (excluding Corporate segment)	$296.0	22.9	(23.5)	295.4

Three Months Ended December 31, 2021
Oil and gas sales and other operating revenues	$633.1	127.1	4.9	765.1
Lease operating expenses	103.1	36.3	(3.6)	135.8
Severance and ad valorem taxes	9.0	—	—	9.0
Transportation, gathering and processing	36.0	13.8	—	49.8
Depreciation, depletion and amortization	139.9	35.8	0.7	176.4
Accretion of asset retirement obligations	9.4	2.3	—	11.7
Exploration expenses
Dry holes and previously suspended exploration costs	(0.6)	—	—	(0.6)
Geological and geophysical	5.1	—	2.7	7.8
Other exploration	1.1	0.2	5.7	7.0
	5.6	0.2	8.4	14.2
Undeveloped lease amortization	3.2	—	1.8	5.0
Total exploration expenses	8.8	0.2	10.2	19.2
Selling and general expenses	5.5	4.5	1.9	11.9
Other	(34.1)	1.5	(1.0)	(33.6)
Results of operations before taxes	355.5	32.7	(21.3)	366.9
Income tax provisions	71.0	11.1	(10.3)	71.8
Results of operations (excluding Corporate segment)	$284.5	21.6	(11.0)	295.1
1 Includes results attributable to a noncontrolling interest in MP GOM.

MURPHY OIL CORPORATION
OIL AND GAS OPERATING RESULTS (unaudited)
YEAR ENDED DECEMBER 31, 2022, AND 2021

(Millions of dollars)	United States [1]	Canada	Other	Total
Year Ended December 31, 2022
Oil and gas sales and other operating revenues	$3,461.0	581.4	22.8	4,065.2
Sales of purchased natural gas	0.2	181.5	—	181.7
Lease operating expenses	522.7	155.1	1.5	679.3
Severance and ad valorem taxes	55.7	1.3	—	57.0
Transportation, gathering and processing	142.2	70.5	—	212.7
Costs of purchased natural gas	0.2	171.8	—	172.0
Depreciation, depletion and amortization	617.0	141.5	5.4	763.9
Accretion of asset retirement obligations	36.5	9.6	0.1	46.2
Exploration expenses
Dry holes and previously suspended exploration costs	23.0	—	59.1	82.1
Geological and geophysical	8.3	0.3	1.8	10.4
Other exploration	7.5	0.5	19.3	27.3
	38.8	0.8	80.2	119.8
Undeveloped lease amortization	8.7	0.2	4.4	13.3
Total exploration expenses	47.5	1.0	84.6	133.1
Selling and general expenses	20.4	21.9	2.2	44.5
Other	126.3	12.4	3.1	141.8
Results of operations before taxes	1,892.7	177.8	(74.1)	1,996.4
Income tax provisions	370.8	43.6	2.9	417.3
Results of operations (excluding Corporate segment)	$1,521.9	134.2	(77.0)	1,579.1

Year Ended December 31, 2021
Oil and gas sales and other operating revenues	$2,337.5	476.3	4.9	2,818.7
Lease operating expenses	406.4	136.3	(3.2)	539.5
Severance and ad valorem taxes	39.6	1.6	—	41.2
Transportation, gathering and processing	126.5	60.5	—	187.0
Depreciation, depletion and amortization	616.5	163.8	1.8	782.1
Accretion of asset retirement obligations	36.9	9.7	—	46.6
Impairment of assets	—	171.3	18.0	189.3
Exploration expenses
Dry holes and previously suspended exploration costs	17.3	—	—	17.3
Geological and geophysical	7.8	—	4.0	11.8
Other exploration	5.3	0.4	15.3	21.0
	30.4	0.4	19.3	50.1
Undeveloped lease amortization	11.1	0.2	7.6	18.9
Total exploration expenses	41.5	0.6	26.9	69.0
Selling and general expenses	20.5	16.5	6.6	43.6
Other	99.4	(66.2)	(2.2)	31.0
Results of operations before taxes	950.2	(17.8)	(43.0)	889.4
Income tax provisions (benefits)	183.9	(1.7)	(9.5)	172.7
Results of operations (excluding Corporate segment)	$766.3	(16.1)	(33.5)	716.7
1 Includes results attributable to a noncontrolling interest in MP GOM.

MURPHY OIL CORPORATION
PRODUCTION-RELATED EXPENSES
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Dollars per barrel of oil equivalents sold)	2022	2021	2022	2021
United States – Eagle Ford Shale
Lease operating expense	$11.29	10.45	$10.97	8.96
Severance and ad valorem taxes	2.97	2.79	4.27	2.91
Depreciation, depletion and amortization (DD&A) expense	25.56	26.21	25.61	27.59

United States – Gulf of Mexico[1]
Lease operating expense	$14.63	10.90	$13.19	10.63
Severance and ad valorem taxes	0.07	0.06	0.07	0.07
DD&A expense	11.07	9.13	10.12	9.51

Canada – Onshore
Lease operating expense	$7.69	6.75	$6.75	6.20
Severance and ad valorem taxes	0.06	—	0.06	0.09
DD&A expense	5.67	6.77	6.20	7.64

Canada – Offshore
Lease operating expense	$14.21	14.22	$14.20	13.04
DD&A expense	10.55	11.77	12.25	12.80

Total E&P continuing operations
Lease operating expense	$11.90	9.21	$10.65	8.86
Severance and ad valorem taxes	0.59	0.61	0.89	0.68
DD&A expense	12.25	12.19	12.18	13.05

Total oil and gas continuing operations – excluding noncontrolling interest
Lease operating expense	$11.74	9.02	$10.50	8.65
Severance and ad valorem taxes	0.61	0.64	0.93	0.71
DD&A expense	12.34	12.36	12.30	13.23
1 Includes results attributable to a noncontrolling interest in MP GOM.

MURPHY OIL CORPORATION
CAPITAL EXPENDITURES
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(Millions of dollars)	2022	2021	2022	2021
Exploration and production
United States[1]	$199.8	99.7	$877.4	573.5
Canada	33.4	15.5	209.3	82.6
Other	24.3	18.9	74.8	34.0
Total	257.5	134.1	1,161.5	690.1

Corporate	7.8	8.4	21.7	21.1
Total capital expenditures - continuing operations[2]	265.3	142.5	1,183.2	711.2

Charged to exploration expenses[3]
United States[1]	29.8	5.6	38.8	30.4
Canada	0.1	0.2	0.7	0.4
Other	28.4	8.4	80.3	19.3
Total charged to exploration expenses - continuing operations	58.3	14.2	119.8	50.1

Total capitalized	$207.0	128.3	$1,063.4	661.1
1 Includes results attributable to a noncontrolling interest in MP GOM.
2 For the three months ended December 31, 2022, total capital expenditures excluding acquisitions of $2.9 million (2021: $(2.7) million), acquisition-related capital expenditures of $13.2 million (2021: $1.2 million) and noncontrolling interest (NCI) of $9.3 million (2021: $2.4 million) is $239.9 million (2021: $141.6 million). For the year ended December 31, 2022, total capital expenditures excluding acquisitions of $128.5 million (2021:$19.9 million), acquisition-related capital expenditures of $13.2 million (2021: $3.4 million) and noncontrolling interest (NCI) of $25.9 million (2021: $23.0 million) is $1,015.6 million (2021: $664.9 million).
3 For the three months and year-ended December 31, 2022, charges to exploration expense excludes amortization of undeveloped leases of $2.6 million (2021: $5.0 million) and $13.3 million (2021 $18.9 million), respectively. For the three months ended December 31, 2022, charges to exploration expense excluding previously suspended exploration costs of $22.7 million (2021: nil) is $35.6 million (2021: $14.2 million). For the year ended December 31, 2022, charges to exploration expense excluding previously suspended exploration costs of $22.7 million (2021:nil) is $97.1 million (2021: $50.1 million).

MURPHY OIL CORPORATION
CONSOLIDATED BALANCE SHEETS
(unaudited)

(Millions of dollars)	December 31, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$492.0	521.2
Accounts receivable	391.2	258.2
Inventories	54.5	54.2
Prepaid expenses	34.7	31.9
Assets held for sale	—	15.5
Total current assets	972.3	880.9
Property, plant and equipment, at cost	8,228.0	8,127.9
Operating lease assets	946.4	881.4
Deferred income taxes	117.9	385.5
Deferred charges and other assets	44.3	29.3
Total assets	$10,309.0	10,304.9
LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt, finance lease	$0.7	0.7
Accounts payable	543.8	623.1
Income taxes payable	26.5	20.0
Other taxes payable	22.8	20.3
Operating lease liabilities	220.4	139.4
Other accrued liabilities	443.6	360.9
Total current liabilities	1,257.8	1,164.3
Long-term debt, including finance lease obligation	1,822.5	2,465.4
Asset retirement obligations	817.3	839.8
Deferred credits and other liabilities	304.9	570.6
Non-current operating lease liabilities	742.7	761.2
Deferred income taxes	214.9	182.9
Total liabilities	5,160.1	5,984.1
Equity
Common Stock, par $1.00	195.1	195.1
Capital in excess of par value	893.6	926.7
Retained earnings	6,055.5	5,218.7
Accumulated other comprehensive loss	(534.7)	(527.7)
Treasury stock	(1,614.7)	(1,655.4)
Murphy Shareholders' Equity	4,994.8	4,157.3
Noncontrolling interest	154.1	163.5
Total equity	5,148.9	4,320.8
Total liabilities and equity	$10,309.0	10,304.9

MURPHY OIL CORPORATION
PRODUCTION SUMMARY
(unaudited)

		Three Months Ended December 31,		Year Ended December 31,
Barrels per day unless otherwise noted		2022	2021	2022	2021
Net crude oil and condensate
United States	Onshore	22,521	22,993	24,437	25,655
	Gulf of Mexico [1]	74,406	57,191	65,411	60,717
Canada	Onshore	3,344	4,462	4,005	5,312
	Offshore	2,643	3,020	2,812	3,765
Other		654	294	700	256
Total net crude oil and condensate - continuing operations		103,568	87,960	97,365	95,705
Net natural gas liquids
United States	Onshore	4,924	5,238	5,181	5,092
	Gulf of Mexico [1]	5,150	3,819	4,597	4,176
Canada	Onshore	785	990	903	1,117
Total net natural gas liquids - continuing operations		10,859	10,047	10,681	10,385
Net natural gas – thousands of cubic feet per day
United States	Onshore	29,104	30,982	29,050	28,565
	Gulf of Mexico [1]	68,282	54,364	63,380	61,240
Canada	Onshore	300,756	279,906	310,230	277,790
Total net natural gas - continuing operations		398,142	365,252	402,660	367,595
Total net hydrocarbons - continuing operations including NCI [2,3]		180,784	158,882	175,156	167,356
Noncontrolling interest
Net crude oil and condensate – barrels per day		(6,614)	(7,999)	(7,452)	(8,623)
Net natural gas liquids – barrels per day		(249)	(248)	(280)	(303)
Net natural gas – thousands of cubic feet per day [2]		(1,992)	(2,457)	(2,468)	(3,236)
Total noncontrolling interest		(7,195)	(8,657)	(8,143)	(9,465)
Total net hydrocarbons - continuing operations excluding NCI [2,3]		173,589	150,226	167,013	157,891
1 Includes net volumes attributable to a noncontrolling interest in MP GOM.
2 Natural gas converted on an energy equivalent basis of 6:1.
3 NCI – noncontrolling interest in MP GOM.

MURPHY OIL CORPORATION
WEIGHTED AVERAGE PRICE SUMMARY
(unaudited)

		Three Months Ended December 31,		Year Ended December 31,
		2022	2021	2022	2021
Crude oil and condensate – dollars per barrel
United States	Onshore	$83.06	76.28	$96.00	$66.90
	Gulf of Mexico [1]	82.11	74.73	94.21	66.93
Canada [2]	Onshore	80.75	73.30	89.88	61.79
	Offshore	87.47	80.40	107.47	71.39
Other		101.20	69.21	94.37	69.21
Natural gas liquids – dollars per barrel
United States	Onshore	24.20	34.63	33.85	26.97
	Gulf of Mexico [1]	25.90	35.71	36.01	29.14
Canada [2]	Onshore	48.99	51.02	55.65	40.18
Natural gas – dollars per thousand cubic feet
United States	Onshore	4.70	5.40	6.04	3.83
	Gulf of Mexico [1]	6.25	5.02	6.97	3.67
Canada [2]	Onshore	2.96	2.70	2.76	2.43
1 Prices include the effect of noncontrolling interest in MP GOM.
2 U.S. dollar equivalent.

MURPHY OIL CORPORATION
FIXED PRICE FORWARD SALES AND COMMODITY HEDGE POSITIONS (unaudited)
AS OF JANUARY 24, 2023

			Volumes (MMcf/d)	Price/Mcf	Remaining Period
Area	Commodity	Type [1]			Start Date	End Date
Canada	Natural Gas	Fixed price forward sales	269	C$2.36	1/1/2023	3/31/2023
Canada	Natural Gas	Fixed price forward sales	250	C$2.35	4/1/2023	12/31/2023
Canada	Natural Gas	Fixed price forward sales	162	C$2.39	1/1/2024	12/31/2024
Canada	Natural Gas	Fixed price forward sales	25	US$1.98	1/1/2023	10/31/2024
Canada	Natural Gas	Fixed price forward sales	15	US$1.98	11/1/2024	12/31/2024
1 Fixed price forward sale contracts are accounted for as normal sales and purchases for accounting purposes.

MURPHY OIL CORPORATION
FIRST QUARTER 2023 GUIDANCE

	Oil BOPD	NGLs BOPD	Gas MCFD	Total BOEPD
Production – net
U.S. – Eagle Ford Shale	19,200	4,100	23,900	27,300
– Gulf of Mexico excluding NCI	66,000	5,700	70,900	83,500
Canada – Tupper Montney	—	—	265,200	44,200
– Kaybob Duvernay and Placid Montney	3,200	700	12,700	6,000
– Offshore	3,700	—	—	3,700
Other	300	—	—	300

Total net production (BOEPD) - excluding NCI [1]	161,000 to 169,000

Exploration expense ($ millions)	$48

FULL YEAR 2023 GUIDANCE
Total net production (BOEPD) - excluding NCI [2]	175,500 to 183,500
Capital expenditures – excluding NCI ($ millions) [3]	$875 to $1,025

¹ Excludes noncontrolling interest of MP GOM of 6,300 BOPD of oil, 300 BOPD of NGLs, and 2,600 MCFD gas.
² Excludes noncontrolling interest of MP GOM of 6,500 BOPD of oil, 300 BOPD of NGLs, and 2,500 MCFD gas.
³ Excludes noncontrolling interest of MP GOM of $65 MM.